As Filed With the Securities and Exchange Commission on March 20, 2002
                                     Registration Statement No. _________
=============================================================================
                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                                   --------


                                   FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          DELTA PETROLEUM CORPORATION
                (Exact name of registrant as specified in its charter)

                                   Colorado
              (State or jurisdiction of incorporation or organization)

                                  84-1060803
                  (I.R.S. Employer Identification Number)

                           475 17th Street, Suite 1400
                            Denver, Colorado 80202
                                (303) 293-9133
   (Address and telephone number of issuer's principal executive offices)

                    Roger A. Parker, Chief Executive Officer

                           475 17th Street, Suite 1400
                            Denver, Colorado 80202
                                (303) 293-9133
             (Name, address and telephone number of agent for service)

Approximate date of proposed sale to public: As soon as the registration statement is effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.




                        CALCULATION OF REGISTRATION FEE
=============================================================================
                                                   Proposed
                                      Estimated    Maximum
Title of Each                         Offering     Aggregate     Amount of
Class of Securities    Amount to be   Price        Offering      Registration
to be Registered       Registered(1)  Per Unit(2)  Price         Fee
-----------------------------------------------------------------------------

Common Stock,
$.01 par value         1,503,669      $4.28       $6,435,703.02  $592.08


=============================================================================

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2) In accordance with Rule 457(c), the aggregate offering price of our stock is estimated solely for calculating the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our stock reported by the Nasdaq Small-Cap Market on March 15, 2002, which was $4.275 per share.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              Preliminary Prospectus Dated March 20, 2002
----------------------------------------------------------------------------

                           Up to 1,503,669 Shares

                         Delta Petroleum Corporation

                                Common Stock
                        ----------------------------

     The selling shareholders may use this prospectus in connection with sales of up to 1,503,669 shares of our common stock.



                               Trading Symbol
                          NASDAQ Small Cap Market
                                  "DPTR"


------------------------------------------------------------------------------
Consider carefully the risk factors beginning on page 8 of this prospectus.
------------------------------------------------------------------------------


     The selling shareholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. We will not receive any proceeds from the sale of shares by the selling shareholders.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.





            The date of this prospectus is _________ ___, 2002

                            AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     We have filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that we have filed with the Commission shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such documents:

1. Annual Report on Form 10-KSB (for fiscal year ended June 30, 2001) filed October 15, 2001, Exchange Act reporting number 0-16203.

2. Amendment to Annual Report on Form 10-KSB/A (for fiscal year ended June 30, 2001) filed October 26, 2001, Exchange Act reporting number 0-16203.

3.    Amendment to Annual Report on Form 10-K/A (for fiscal year ended
      June 30, 2001) filed December 31, 2001, Exchange Act reporting number 0-16203.

4. Quarterly Report on Form 10-Q (for quarter ended September 30, 2001) filed on November 13, 2001, Exchange Act reporting number 0-16203.

5. Quarterly Report on Form 10-Q (for quarter ended December 31, 2001) filed on February 14, 2002, Exchange Act reporting number 0-16203.

6. Current Report on Form 8-K, dated October 25, 2001, filed on December 20, 2001, Exchange Act reporting number 0-16203.

7. Current Report on Form 8-K, dated January 15, 2002, filed on January 22, 2002, Exchange Act reporting number 0-16203.

8. Current Report on Form 8-K, dated March 1, 2002, filed on March 18, 2002, Exchange Act reporting number 0-16203.

9. All documents filed by us, subsequent to the date of this prospectus, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to Aleron H. Larson, Jr., Delta Petroleum Corporation, Suite 1400, 475 17th Street, Denver, Colorado 80202, or (303) 293-9133.


CAUTIONARY STATEMENT FOR PURPOSES OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS

GENERAL. We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the "safe harbor" protection for forward-looking statements afforded under federal securities laws. From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about us. These statements may include projections and estimates concerning the timing and success of specific projects and our future (1) income, (2) oil and gas production, (3) oil and gas reserves and reserve replacement and (4) capital spending. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. Sometimes we will specifically describe a statement as being a forward-looking statement. In addition, except for the historical information contained in this prospectus, the matters discussed in this prospectus are forward-looking statements. These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially.

     We believe the factors discussed below are important factors that could cause actual results to differ materially from those expressed in a forward-looking statement made herein or elsewhere by us or on our behalf. The factors listed below are not necessarily all of the important factors. Unpredictable or unknown factors not discussed herein could also have material adverse effects on actual results of matters that are the subject of forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises. We advise our shareholders that they should (1) be aware that important factors not described below could affect the accuracy of our forward-looking statements and (2) use caution and common sense when analyzing our forward-looking statements in this document or elsewhere, and all of such forward-looking statements are qualified by this cautionary statement.

        Historically, natural gas and crude oil prices have been volatile.
          These prices rise and fall based on changes in market demand and changes in the political, regulatory and economic climate and other factors that affect commodities markets generally and are outside of our control.

        Projecting future rates of oil and gas production is inherently imprecise. Producing oil and gas reservoirs generally have declining production rates.

        All of our reserve information is based on estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. There are numerous uncertainties inherent in estimating quantities of proved natural gas and oil reserves.

        Changes in the legal and/or regulatory environment could have a material adverse effect on our future results of operations and financial condition. Our ability to explore for and economically produce and sell our oil and gas production is affected and could possibly be restrained by a number of legal and regulatory factors, particularly with respect to our offshore California properties.

        Our drilling operations are subject to various risks common in the industry, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids.

                             Table of Contents



Prospectus Summary ....................................................   6

Risk Factors...........................................................   8

Use of Proceeds .......................................................  13

Determination of Offering Price .......................................  14

Recent Material Changes in our Business ...............................  14

Selling Security Holders ..............................................  15

Plan of Distribution ..................................................  16

Description of Securities to Be Registered ............................  17

Interests of Named Experts and Counsel ................................  18

Commission Position on Indemnification for
 Securities Act Liabilities ...........................................  18

                          PROSPECTUS SUMMARY

     The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this prospectus. The prospectus should be read in its entirety, as this summary does not constitute a complete recitation of facts necessary to make an investment decision.

Delta
------

    We are a Colorado corporation organized on December 21, 1984. We maintain our principal executive offices at Suite 1400, 475 Seventeenth Street, Denver, Colorado 80202, and our telephone number is (303) 293-9133. Our common stock is listed on the Nasdaq Small-Cap Market under the symbol DPTR. We are engaged in the acquisition, exploration, development and production of oil and gas properties. During the six months ended December 31, 2001, we had total revenue of $4,232,000, operating expenses of $5,469,000 and a net loss for the six months of $1,906,000. During the year ended June 30, 2001, we had total revenues of $12,877,000, operating expenses of $11,199,000 and net income for fiscal 2001 of $345,000. During the year ended June 30, 2000, we had total revenues of $3,576,000, operating expenses of $5,655,000 and a net loss for fiscal 2000 of $3,367,000. During the year ended June 30, 1999, we had total revenues of $1,695,000, operating expenses of $4,599,000 and a net loss for fiscal 1999 of $2,998,000.

     As of June 30, 2001, we had varying interests in 138 gross (22.86 net) productive wells located in seven states. We have undeveloped properties in five states, and interests in five federal units and one lease offshore California near Santa Barbara. We operate 25 of the wells and the remaining wells are operated by independent operators.

     Subsequent to our fiscal year end we acquired Piper Petroleum Company ("Piper"), a private oil and gas company, when it was merged into our wholly owned subsidiary on February 19, 2002. As a result of the merger we acquired Piper's working and royalty interests in over 300 properties which are primarily located in Texas, Oklahoma and Louisiana, along with a 5% working interest in the Comet Ridge coal bed methane gas project in Queensland, Australia. We issued 1,428,240 shares of our restricted common stock in connection with the merger.

     On January 15, 2001, we entered into a purchase and sale agreement to acquire all of the domestic oil and gas properties of Castle Energy Corporation ("Castle") for up to $20 million in cash and 9,566,000 shares of our restricted common stock. Pursuant to the terms of the agreement, the cash portion of the purchase price will be reduced by the net cash flow generated by the properties acquired between October 1, 2001 and the closing date of the transaction. The sale is subject to approval by our shareholders. Each party is subject to penalties for failure to close the transaction. We are entitled repurchase up to 3,188,667 of our shares from Castle for $4.50 per share for a period of one year after closing. The properties to be acquired from Castle consist of interests in approximately 525 producing wells in fourteen states, plus associated undeveloped acreage.

The Offering
--------------

Securities Offered         A total of 1,503,669 shares by selling
                           shareholders.

Offering Price             The shares being offered by this prospectus are
                           being offered by selling shareholders from time to time at the then current market price.

Common Stock               13,018,459 shares
 Outstanding

Dividend Policy            We do not anticipate paying dividends on our
                           common stock in the foreseeable future.

Use of Proceeds            The shares offered by this prospectus are being
                           sold by selling shareholders and we will not receive any proceeds of the offering. (See "Use of Proceeds").

                                RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information in this prospectus, the following:

1. We have substantial debt obligations and shortages of funding could hurt our future operations.

     As the result of debt obligations that we have incurred in connection with purchases of oil and gas properties, we are obligated to make substantial monthly payments to our lenders on loans which encumber the production revenue from our oil and gas properties. Although we intend to seek outside capital to either refinance the debt or provide liquidity, at the present time we are almost totally dependent upon the revenues that we receive from our oil and gas properties to service the debt. In the event that oil and gas prices and/or production rates drop to a level that we are unable to pay the minimum principal and interest payments that are required by our debt agreements, it is likely that we would lose our interest in some or all of our properties.
In addition, our level of oil and gas activities, including exploration and development of existing properties, and additional property acquisitions, will be significantly dependent on our ability to successfully conclude funding transactions.

2.   We have a history of losses and we may not achieve profitability.

     We have incurred substantial losses from our operations over the past several years except fiscal 2001, and at December 31, 2001 we had an accumulated deficit of $24,506,000. During the six months ended December 31, 2001, we had total revenue of $4,232,000, operating expenses of $5,469,000 and a net loss for the six months of $1,906,000. During fiscal 2001 we had total revenues of $12,877,000, operating expenses of $11,199,000 and had net income of $345,000. During the year ended June 30, 2000, we had total revenues of $3,576,000, operating expenses of $5,655,000 and a net loss for fiscal 2000 of $3,367,000. During the year ended June 30, 1999, we had total revenue of $1,695,000, operating expenses of $4,599,000 and a net loss for fiscal 1999 of $2,998,000.

3. The substantial cost to develop certain of our offshore California properties could result in a reduction in our interest in these properties or penalize us.

     Certain of our offshore California undeveloped properties, in which we have ownership interests ranging from 2.49% to 75%, are attributable to our interests in four of our five federal units (plus one additional lease) located offshore California near Santa Barbara. The cost to develop these properties will be very substantial. The cost to develop all of these offshore California properties in which we own an interest, including delineation wells, environmental mitigation, development wells, fixed platforms, fixed platform facilities, pipelines and power cables, onshore facilities and platform removal over the life of the properties (assumed to be 38 years), is estimated to be in excess of $3 billion. Our share of such costs, based on our current ownership interest, is estimated to be over $200 million. Operating expenses for the same properties over the same period of time, including platform operating costs, well maintenance and repair costs, oil, gas and water treating costs, lifting costs and pipeline transportation costs, are estimated to be approximately $3.5 billion, with our share, based on our current ownership interest, estimated to be approximately $300 million. There will be additional costs of a currently undetermined amount to develop the Rocky Point Unit. Each working interest owner will be required to pay its proportionate share of these costs based upon the amount of the interest that it owns. If we are unable to fund our share of these costs or otherwise cover them through farmouts or other arrangements then we could either forfeit our interest in certain wells or properties or suffer other penalties in the form of delayed or reduced revenues under our various unit operating agreements.

4.   The development of the offshore units could be delayed or halted.

     The California offshore federal units have been formally approved and are regulated by the Minerals Management Service of the federal government ("MMS"). The MMS initiated the California Offshore Oil and Gas Energy Resources(COOGER) study at the request of the local regulatory agencies of the affected Tri-Counties. The COOGER study was completed in January of 2000 and is intended to present a long-term regional perspective of potential onshore constraints that should be considered when developing existing undeveloped offshore leases. The "worst" case scenario under the Cooger study is that no new development of existing offshore leases would occur. If this scenario were ultimately to be adopted by governmental decision makers and the industry as the proper course of action for development, our offshore California properties would in all likelihood have little or no value. Under those circumstances we would seek to cause the Federal government to reimburse us for all money spent by us and our predecessors for leasing and other costs and/or for the value of the oil and gas reserves found on the leases through our exploration activities and those of our predecessors. On June 22, 2001, in litigation relating to the development of these properties brought by the State of California, a Federal Court ordered the MMS to set aside its approval of the suspensions of our offshore leases that were granted while the COOGER Study was being completed, and to direct suspensions, including all milestone activities, for a time sufficient for the MMS to provide the State of California with a consistency determination under federal law. On July 2, 2001 these milestones were suspended by the MMS. In a separate action, on January 9, 2002 we and several other plaintiffs filed a lawsuit in the United States Court of Federal Claims in Washington, D.C. alleging that the U.S. Government materially breached the terms of the leases for our Offshore California properties. Our suit seeks compensation for the lease bonuses and rentals paid to the Federal Government, exploration costs, and related expenses. The ultimate outcome and effects of the litigation pertaining to our Offshore California properties are not certain at the present time.

5. We will have to incur substantial costs in order to develop our reserves and we may not be able to secure funding.

     Relative to our financial resources, we have significant undeveloped properties in addition to those in offshore California discussed above that will require substantial costs to develop. During the year ended June 30, 2001, we participated in the drilling and completion or recompletion of seven gas wells and six non-productive wells. During the six months ended December 31, 2001, we participated in the drilling of three offshore wells at a cost to us of approximately $450,000, and thirteen onshore wells at a cost to us of approximately $680,000. The cost of these wells either has been or will be paid out of our cash flow. All of the wells that we have drilled so far this year have been successfully completed except for two of the onshore wells which were dry holes. Although it is possible that we will participate in the drilling of additional wells during the remainder of our current fiscal year and we believe that we will participate in the drilling of additional wells during our next fiscal year, our level of oil and gas activity, including exploration and development and property acquisitions, will be to a significant extent dependent upon our ability to successfully conclude funding transactions.

     We expect to continue incurring costs to acquire, explore and develop oil and gas properties, and management predicts that these costs (together with general and administrative expenses) will be in excess of funds available from revenues from properties owned by us and existing cash on hand. It is anticipated that the source of funds to carry out such exploration and development will come from a combination of our sale of working interests in oil and gas leases, production revenues, sales of our securities, and funds from any funding transactions in which we might engage.

6.   Current and future governmental regulations will affect our operations.

     Our activities are subject to extensive federal, state, and local laws and regulations controlling not only the exploration for and sale of oil, but also the possible effects of such activities on the environment. Present as well as future legislation and regulations could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted, and may require us to cease operations in some circumstances. In addition, the production and sale of oil and gas are subject to various governmental controls. Because federal energy policies are still uncertain and are subject to constant revisions, no prediction can be made as to the ultimate effect on us of such governmental policies and controls.

7. We hold only a minority interest in certain properties and, therefore, generally will not control the timing of development.

    We currently operate only a small portion of the wells in which we own an interest and we are dependent upon the operator of the wells that we do not operate to make most decisions concerning such things as whether or not to drill additional wells, how much production to take from such wells, or whether or not to cease operation of certain wells. Further, we do not act as operator of and, with the exception of Rocky Point, we do not own a controlling interest in any of our offshore California properties. While we, as a working interest owner, may have some voice in the decisions concerning the wells, we are not the primary decision maker concerning them. As a result, we will generally not control the timing of either the development of most of our properties or the expenditures for development. Because we are not in control, we may not be able to cause wells to be drilled even though we may have the funds with which to pay our proportionate share of the expenses of such drilling, or, alternatively, we may incur development expenses at a time when funds are not available to us. We hold only a minority interest in and do not operate many of our properties and, therefore, generally will not control the timing of development.

8. We are subject to the general risks inherent in oil and gas exploration and operations.

     Our business is subject to risks inherent in the exploration, development and operation of oil and gas properties, including but not limited to environmental damage, personal injury, and other occurrences that could result in our incurring substantial losses and liabilities to third parties. In our own activities, we purchase insurance against risks customarily insured against by others conducting similar activities. Nevertheless, we are not insured against all losses or liabilities which may arise from all hazards because such insurance is not available at economic rates, because the operator has not purchased such insurance, or because of other factors. Any uninsured loss could have a material adverse effect on us.

9.   We have no long-term contracts to sell oil and gas.

     We do not have any long-term supply or similar agreements with governments or authorities for which we act as a producer. We are therefore dependent upon our ability to sell oil and gas at the prevailing well head market price. There can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.

10.  Our business is not diversified.

     Since all of our resources are devoted to one industry, purchasers of our common stock will be risking essentially their entire investment in a company that is focused only on oil and gas activities.

11.  Our shareholders do not have cumulative voting rights.

     Holders of our common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the present shareholders will be able to elect all of our directors, and holders of the common stock offered by this prospectus will not be able to elect a representative to our Board of Directors. See "DESCRIPTION OF COMMON STOCK."

12.  We do not expect to pay dividends.

     There can be no assurance that our proposed operations will result in sufficient revenues to enable us to operate at profitable levels or to generate a positive cash flow. For the foreseeable future, it is anticipated that any earnings which may be generated from our operations will be used to finance our growth and that dividends will not be paid to holders of common stock. See "DESCRIPTION OF COMMON STOCK."

13.  We depend on key personnel.

     We currently have only three employees that serve in management roles, and the loss of any one of them could severely harm our business. In particular, Roger Parker is responsible for the operation of our oil and gas business, Aleron H. Larson, Jr. is responsible for other business and corporate matters, and Kevin Nanke is our chief financial officer. We do not have key man insurance on the lives of any of these individuals.

14. We allow our key personnel to purchase working interests on the same terms as us.

     In the past we have occasionally allowed our key employees to purchase working interests in our oil and gas properties on the same terms as us in order to provide a meaningful incentive to the employees and to align their own personal financial interests with ours in making decisions affecting the properties in which they own an interest. Specifically,

          On February 12, 2001, our Board of Directors permitted Aleron H. Larson, Jr., our Chairman, Roger A. Parker, our President, and Kevin Nanke, our CFO, to purchase working interests of 5% each for Messrs. Larson and Parker and 2-1/2% for Mr. Nanke in our Cedar State gas property located in Eddy County, New Mexico and in our Ponderosa Prospect consisting of approximately 52,000 gross acres in Harding and Butte Counties, South Dakota held for exploration. These officers were authorized to purchase these interests on or before March 1, 2001 at a purchase price equivalent to the amounts paid by us for each property as reflected upon our books by delivering to us shares of Delta common stock at the February 12, 2001 closing price of $5.125 per share. Messrs. Larson and Parker each delivered 31,310 shares and Mr. Nanke delivered 15,655 shares in exchange for their interests in these properties.

          Also on February 12, 2001, we granted to Messrs. Larson and Parker and Mr. Nanke the right to participate in the drilling of the Austin State #1 well in Eddy County, New Mexico by having them commit to us on February 12, 2001 (prior to any bore hole knowledge or information relating to the objective zone or zones) to pay 5% each by Messrs. Larson and Parker and 2-1/2% by Mr. Nanke of our working interest costs of drilling and completion or abandonment costs, which costs may be paid in either cash or in Delta common stock at $5.125 per share. All of these officers committed to participate in the well and will be assigned their respective working interests in the well and associated spacing unit after they have been billed and have paid for the interests as required.

     To the extent that key employees are permitted to purchase working interests in wells that are successful, they will receive benefits of ownership that might otherwise have been available to us. Conversely, to the extent that key employees purchase working interests in wells that are ultimately not successful, such purchases may result in personal financial losses for our key employees that could potentially divert their attention from our business.

15. The exercise of our Put Rights may dilute the interests of other security holders.

     We have entered into an arrangement with Swartz Private Equity, LLC under which we may sell shares of our common stock to Swartz at a discount from the then prevailing market price. The exercise of these rights may substantially dilute the interests of other security holders.

     Under the terms of our relationship with Swartz, we will issue shares to Swartz upon exercise of our Put Rights at a price equal to the lesser of:

      the market price for each share of our common stock minus $.25; or

      91% of the market price for each share of our common stock.

     Accordingly, the exercise of our Put Rights may result in substantial dilution to the interests of the other holders of our common stock. Depending on the price per share of our common stock during the three year period of the investment agreement, we may need to register additional shares for resale to access the full amount of financing available. Registering additional shares could have a further dilutive effect on the value of our common stock. If we are unable to register the additional shares of common stock, we may experience delays in, or be unable to, access some of the $20 million available under our Put Rights.

16. We may be unable to obtain sufficient funds from the Investment Agreement with Swartz to meet our liquidity needs.

     Because of our current debt structure, there may be circumstances when we might need to obtain sufficient funds from the Investment Agreement with

Swartz. However, the future market price and volume of trading of our common stock limits the rate at which we can obtain money under the equity line agreement with Swartz. Further, we may be unable to satisfy the conditions contained in the Investment Agreement, which would result in our inability to draw down money on a timely basis, or at all. If the price of our common stock declines, or trading volume in our common stock is low, we may be unable to obtain sufficient funds from Swartz to meet our liquidity needs.

17. The sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

     If and when we exercise our Put Rights and sell shares of our common stock to Swartz, if and to the extent that Swartz sells the common stock, our common stock price may decrease due to the additional shares in the market. If the price of our common stock decreases, and if we decide to exercise our right to Put shares to Swartz, we must issue more shares of our common stock for any given dollar amount invested by Swartz, subject to a designated minimum Put price that we specify. This may encourage short sales, which could place further downward pressure on the price of our common stock. Under the terms of the investment agreement with Swartz, however, we are not obligated to sell any of our shares to Swartz nor do we intend to sell shares to Swartz unless it is beneficial to us.

18. Our agreement to acquire properties from Castle Energy Corporation may subject us to substantial penalties if we fail to timely complete the transaction.

     On January 15, 2002 we entered into an agreement to purchase all of the domestic oil and gas properties of Castle Energy Corporation for $20 million in cash and 9,566,000 shares of our common stock, but the transaction is subject to approval by our shareholders. Although both parties are subject to penalties under certain circumstances for failure to close the transaction within specified time periods, we would in all likelihood be required to issue 1,400,000 of our shares to Castle if we fail to timely respond to SEC comments on our proxy materials for any reason other than Castle's failure to provide us with all of the information necessary for us to be able to adequately respond to comments in sufficient time for the SEC to notify us no later than April 30, 2002 that the SEC has no further comments; if we make a unilateral determination that we no longer wish to proceed with the transaction; or if we cause any other delay or failure, including our failure to materially satisfy certain conditions to closing that are specified in the agreement, other than our failure to obtain a quorum for our shareholders' meeting necessary to approve the transaction under applicable Nasdaq rules. Alternatively, we would in all likelihood be required to pay Castle a lesser penalty of 700,000 shares in the event that the transaction does not close within sixty (60) days after the date on which the SEC informs us that it has no further comments on our proxy materials for the transaction due solely to our failure to obtain a quorum for the shareholders' meeting necessary to approve the transaction under applicable Nasdaq rules.

                                USE OF PROCEEDS

     The proceeds from the sale of the shares of common stock offered by this prospectus will be received directly by selling shareholders and we will not receive any proceeds from the sale of these shares.

                        DETERMINATION OF OFFERING PRICE

     The shares being registered herein are being sold by the selling shareholders, and not by us, and are therefore being sold at the market price as of the date of sale. Our common stock is traded on the Nasdaq Small-Cap Market under the symbol "DPTR." On March 19, 2002, the reported closing price for our common stock on the Nasdaq Small-Cap Market was $4.35.

                    RECENT MATERIAL CHANGES IN OUR BUSINESS

     Other than as set forth below, there have been no material changes in our business since June 30, 2001 other than the changes disclosed in the Form 10-KSB for the fiscal year ended June 30, 2001; Form 10-Q filings for the quarters ended September 30, 2001 and December 31, 2001; or the Form 8-K filings dated October 25, 2001, January 15, 2002 and March 1, 2002.

     Delta and several other companies owning interests in forty undeveloped federal Outer Continental Shelf leases located several miles off the coast of California filed a lawsuit on January 9, 2002 alleging that the U.S. Government has materially breached their leases. The Complaint, filed in the U.S. Court of Federal Claims in Washington, D.C., is based on the fact that post-leasing amendments to a federal statute governing offshore activities have now been interpreted to alter significantly the companies' rights and ability to move forward with further exploration and development activities. In addition, the suit alleges that the Government has failed to carry out its own obligations under the leases, resulting in substantial delays and interference in the companies' exploration and development efforts. The forty undeveloped leases are located in the Offshore Santa Maria Basin off the coast of Santa Barbara and San Luis Obispo counties, and in the Santa Barbara Channel off Santa Barbara and Ventura counties.

     The suit seeks compensation for the lease bonuses and rentals paid to the Federal Government, exploration costs and related expenses. The total amount claimed by all lessees for bonuses and rentals exceeds $1.2 billion, with additional amounts for exploration costs and related expenses. Delta's claim (including the claim of its subsidiary Amber Resources Company) for lease bonuses and rentals paid by Delta and its predecessors is in excess of $152,000,000. In addition, its claim for exploration costs and related expenses will also be substantial.

     On January 15, 2002 we entered into an agreement to purchase all of the domestic oil and gas properties of Castle Energy Corporation for $20 million in cash and 9,566,000 shares of our common stock. We will be permitted to repurchase up to 3,188,667 of the shares issued to Castle for a price of $4.50 per share for a period of one year after closing. Pursuant to the terms of the agreement, the cash portion of the purchase price will be reduced by the cash flow generated by the properties between October 1, 2001 and the closing date of the transaction. The sale is subject to approval by our shareholders. Both parties are subject to penalties under certain circumstances for failure to close the transaction within specified time periods. The properties to be acquired from Castle consist of interests in approximately 525 producing wells in fourteen (14) states, plus associated undeveloped acreage. The completion of the transaction would significantly increase our daily production to approximately 3,400 barrels of oil equivalent ("BOE"), with the actual daily production being approximately 50% oil and 50% gas. Upon closing, our present four-person board of directors would be expanded with the appointment of three additional directors to be selected by Castle.

     On February 19, 2001, we completed a transaction in which we acquired Piper Petroleum Company ("Piper"). At that time, Piper was merged into a wholly-owned subsidiary of Delta. We issued 1,377,240 shares to the shareholders of Piper in the transaction. Also on February 19, 2001, we issued 51,000 restricted shares of our common stock to John H. Wilson, II ("Wilson"), former president of Piper, for accrued salary in the amount of approximately $160,000 owed to Wilson by Piper. Piper is a privately owned oil and gas company headquartered in Fort Worth, Texas. Piper owns working and royalty interests in over 300 oil and gas wells located primarily in Texas, Oklahoma and Louisiana, along with a 5 percent interest in the Comet Ridge coal bed methane gas project in Queensland, Australia. This prospectus includes the shares of common stock issued to the former shareholders of Piper.

     On March 1, 2002, Delta completed the sale of 21 producing wells and acreage located primarily in the Eland and Stadium fields of Stark County, North Dakota, to Sovereign Holdings, LLC, a privately-held Colorado limited liability company, for cash consideration of $2,750,000 pursuant to a purchase and sale agreement February 1, 2002 and effective January 1, 2002. These properties accounted for approximately 9.45% of our total assets as of June 30, 2001 and also accounted for approximately 22.6% of our total revenues and approximately 11.9% of our total operating expenses during our past fiscal year.

                           SELLING SECURITY HOLDERS

     Common stock registered for resale under this prospectus constitutes approximately 11.6% of our issued and outstanding common stock as of March 20, 2002. The shares offered by this prospectus are being offered by selling shareholders.

SELLING SHAREHOLDERS
--------------------
                            No. of shares   No. of shares   No. of shares
                            owned prior     being sold      held after
Name                        to offering     in offering     offering (1)
----                        --------------  -------------   -------------

Suzanne Irvine Bell            34,040          34,040               -0-
Joe Dan Bright                  9,200           9,200               -0-
C.H. Broussard                  5,888           5,888               -0-
Cyrus Cathey                    4,784           4,784               -0-
Mark Cathey                     4,784           4,784               -0-
Ted Cathey                      4,784           4,784               -0-
David L. Crowell               47,288          47,288               -0-
William W. Crowell             47,288          47,288               -0-
Kathlyn Parker Davis            6,072           6,072               -0-
Mrs. Neil Douglas              16,008          16,008               -0-
 Executor of estate
 of J.E. Douglas
Minna Jane Downing Trust        4,600           4,600               -0-
Iris P. Foote Trust            14,720          14,720               -0-
Dauris Jackson Granberry       22,080          22,080               -0-
1991 Mary Guenzel Trust        96,600          96,600               -0-
George Kay Halsell              2,024           2,024               -0-
Cecile F. Hardin               47,288          47,288               -0-
James C. Jackson               36,800          36,800               -0-
Mary Arnette Jackson           32,200          32,200               -0-

Robert Edward Jackson           4,600           4,600               -0-
Ralph S. Jackson III            4,600           4,600               -0-
Byron L. Keil                  18,400          18,400               -0-
Kathleen Leadford               4,600           4,600               -0-
Kristin Parker                  6,072           6,072               -0-
Roger A. Parker(2)          1,362,101(3)       13,800        1,348,301
Potter Family Trust             4,600           4,600               -0-
Potter Marital Trust            8,280           8,280               -0-
Laurel Parker Ross              6,256           6,256               -0-
Swank & Co.                   128,064         128,064               -0-
Joseph C. Toups                 5,888           5,888               -0-
Beverly Parker Weaver          13,800          13,800               -0-
Estate of J.M. Guzman           6,440           6,440               -0-
John H. Wilson II             759,584         759,584               -0-
F.L. Yeates                     6,808           6,808               -0-
Investor Relations
 Worldwide Corporation          4,000           4,000               -0-
Troy L. Bates                 301,429          71,429          230,000
---------------------

(1) The percentage of the class held after the offering by each selling shareholder is zero, except for Roger Parker who will beneficially own approximately 9.62% of the shares outstanding and Troy L. Bates who will own approximately 1.77% of the shares outstanding.

(2) Roger Parker has been a director since May of 1987 and CEO of Delta since April 2001.

(3) Includes 337,101 shares owned by Mr. Parker directly. Also includes options to purchase 100,000 shares of common stock at $1.75 per share until July 14, 2010; options to purchase 300,000 shares of common stock at $3.75 per share until July 14, 2010; options to purchase 250,000 shares of common stock at $5.00 per share until October 9, 2010; options to purchase 200,000 shares of common stock at $3.29 per share until January 8, 2011; and options to purchase 175,000 shares of common stock at $2.38 per share until October 5, 2011.

                           PLAN OF DISTRIBUTION

     The selling shareholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling shareholders may effect the distribution of the common stock in one or more of the following methods:


            - ordinary brokers' transactions, which may include long or short sales;

            - transactions involving cross or block trades or otherwise on the open market;

            - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;

            - "at the market" to or through market makers or into an existing market for the common stock;

            - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

            - through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

            - any combination of the above, or by any other legally available means.

     In addition, the selling shareholders or successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that Rule rather than under this prospectus.

     We cannot assure you that the selling shareholders will sell any or all of the shares of common stock offered by the selling shareholders.

     In order to comply with the securities laws of certain states, if applicable, the selling shareholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling shareholders may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

     We are authorized to issue 300,000,000 shares of our $.01 par value common stock, of which 13,018,459 shares were issued and outstanding as of March 20, 2002. Holders of common stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Shareholders do not have cumulative rights; hence, the holders of more than 50% of the outstanding common stock can elect all directors.

     Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of all liabilities. We do not anticipate that any dividends on common stock will be declared or paid in the foreseeable future. Holders of common stock do not have any rights of redemption or conversion or preemptive rights to subscribe to additional shares if issued by us. All of the outstanding shares of our common stock are fully paid and nonassessable.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

EXPERTS

     The Consolidated Financial Statements of Delta Petroleum Corporation as of June 30, 2001 and 2000, and for each of the years in the two year period ended June 30, 2001 included in the Company's Annual Report on Form 10-KSB, as amended, incorporated herein by reference, have been included herein in reliance upon the report by KPMG LLP, independent certified public accountants, appearing therein and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

     The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Krys Boyle Freedman & Sawyer, P.C., Denver, Colorado.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information incorporated by reference into this prospectus is correct as of any time subsequent to its date.

     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant according to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the Offering are estimated as follows:

          Attorneys' Fees           $ 5,000
          Accountants Fees          $ 1,000
          Registration Fees         $   592
          Miscellaneous Expenses    $ 1,408
                                    -------
                          TOTAL     $ 8,000
                                    =======

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Colorado Business Corporation Act (the "Act") provides that a Colorado corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, and
(b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and
(iii) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in the Act. The Act also provides that a Colorado corporation is not permitted to indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
(b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. Indemnification permitted under the Act in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Article X of our Articles of Incorporation provides as follows:

                                 "ARTICLE X"
                              INDEMNIFICATION

      The corporation may:

     (A) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

     (B) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     (C) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article X or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (D) Any indemnification under (A) or (B) of this Article X (unless ordered by a court) and as distinguished from (C) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (A) or (B) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

    (E) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (C) or (D) of this Article X upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article X.

     (F) The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     (G) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article X."

      In the event that a claim for indemnification against such liabilities (other than the payment by Delta of expenses incurred or paid by a director, officer or controlling person of Delta in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Delta will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS.

Exhibit
No.        Description
-------  -----------

3.1 Articles of Incorporation of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.1 to the Company's Form 10 filed September 9, 1987 with the Securities and Exchange Commission (1)

3.2 By-laws of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.2 to the Company's Form 10 filed September 9, 1987 with the Securities and Exchange
           Commission (1)

5.1 Opinion of Krys Boyle Freedman & Sawyer, P.C. regarding legality (2)

23.1       Consent of KPMG LLP (2)

23.2       Consent of Krys Boyle Freedman & Sawyer, P.C. **
------------------------

(1)  Incorporated by reference.

(2)  Filed herewith electronically.


**   Contained in the legal opinion filed herewith as Exhibit 5.1.


Undertakings

     The Company on behalf of itself hereby undertakes and commits as follows:

     A. 1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Delta pursuant to the foregoing provisions, or otherwise, Delta has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     C. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934(and, where applicable, each filing of an employee benefits plan annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 20th day of March, 2002.


                                  DELTA PETROLEUM CORPORATION


                                  By: /s/ Roger A. Parker
                                      ---------------------------------
                                      Roger A. Parker, Chief Executive
                                      Officer


                                  By: /s/ Kevin K. Nanke
                                      ---------------------------------
                                      Kevin K. Nanke, Chief Financial
                                                      Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.


Signature and Title                           Date
-------------------                           ----



/s/ Aleron H. Larson, Jr.                     March 20, 2002
----------------------------------
Aleron H. Larson, Jr., Director


/s/ Roger A. Parker                           March 20, 2002
----------------------------------
Roger A. Parker, Director


/s/ James B. Wallace                          March 20, 2002
----------------------------------
James B. Wallace, Director


/s/ Jerrie F. Eckelberger                     March 20, 2002
----------------------------------
Jerrie F. Eckelberger, Director